UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-186564	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 W. 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 388-5500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On August 20, 2015, each member of the Board of Directors (the “Board”) of Voltari Corporation (the “Company”) agreed to forfeit 14,705 shares of restricted common stock of the Company, constituting all of the shares awarded to each such director in August 2014 in connection with his service as a director of the Company. As disclosed in the Company’s definitive proxy statement filed with the Securities Exchange Commission (the “SEC”) on August 14, 2015 (the “Proxy Statement”), the Board previously eliminated the further grant of restricted stock awards to directors and no such awards were made to directors in 2015.

On August 20, 2015, the Board also approved changes in the compensation payable to the Chairperson of the Board and each of its standing committees. Effective August 20, 2015, the Board (i) eliminated the additional compensation payable to the Chairperson of each of the Governance and Nominating, Compensation, and Strategic Alternatives Committees, (ii) reduced the additional compensation payable to the Chairperson of the Audit Committee to $5,000 annually, payable quarterly, and (iii) reduced the compensation payable to the Chairperson of the Board to $5,000 annually, payable quarterly.

As disclosed in the Proxy Statement, other than Messrs. Gary and Roberto, the Company’s directors otherwise receive annual cash compensation in the amount of $10,000, payable quarterly, for their service as directors. As further disclosed in the Proxy Statement, in August 2015, in light of the Company’s transformation plan (as described in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015), each of Mr. Gary and Mr. Roberto, as directors affiliated with Carl Icahn, the Company’s majority stockholder, agreed that he would no longer receive any further compensation as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION

August 21, 2015	By:	/s/ John Breeman
(Date)		John Breeman Chief Financial Officer